UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 24, 2008

Date of Report (date of earliest event reported)

Nanometrics Incorporated

(Exact name of Registrant as specified in charter)

Delaware	0-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1550 Buckeye Drive, Milpitas, California 95035

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 545-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 24, 2008, the Compensation Committee of the Board of Directors of Nanometrics Incorporated, a Delaware corporation (the “Company”), approved a 2008 Executive Bonus Plan (the “Plan”). Under the terms of the Plan, quarterly bonus payments are based on the quarterly achievement by the Company of certain financial goals based on the Company’s annual operating plan and individualized programmatic objectives for certain named executive officers. Subject to the minimum amounts referenced below, no bonus will be paid in a particular quarter under the Plan if the Company is not profitable in such quarter, as determined in accordance with generally accepted accounting principals, or GAAP.

The maximum available annual payout under the Plan to Timothy J. Stultz, Ph.D., our President, Chief Executive Officer and a director, is $420,000, which is based on 150% achievement of target goals in each quarter. At 100% achievement of target goals in each quarter, Dr. Stultz’s annualized aggregate bonus payout will be $200,000. For each of the first and second quarters of 2008, Dr. Stultz’s minimum bonus payout will be $50,000 and for each of the third and fourth quarters of 2008, his minimum bonus payout will be $25,000. The maximum available annual payout under the Plan to Gary C. Schaefer, our Chief Financial Officer and Vice President of Finance and Administration, is $252,000, which is based on 150% achievement of target goals in each quarter. At 100% achievement of target goals in each quarter, Mr. Schaefer’s annualized aggregate bonus payout will be $120,000. For each of the first and second quarters of 2008, Mr. Schaefer’s minimum bonus payout will be $30,000. The maximum available annualized aggregate payout under the Plan to Bruce A. Crawford, our Chief Operating Officer, is $329,000, which is based on 150% achievement of target goals in each quarter. At 100% achievement of target goals in each quarter, Mr. Crawford’s annual payout will be $156,500.

Because the actual bonuses payable under the Plan will vary depending on the extent to which actual performance meets, exceeds, or falls short of the goals approved by the Compensation Committee, the exact amount of the payout (if any) to a named executive officer under the Plan cannot be determined at this time.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2008	NANOMETRICS INCORPORATED

/s/ Gary C. Schaefer
Gary C. Schaefer Chief Financial Officer and Vice President of Finance and Administration